VSE Announces Two-for-One Stock Split and Cash Dividend Increase
Board Authorizes 9% Increase in Cash Dividend Payout Rate

Alexandria, Virginia, May 4, 2016 - VSE Corporation (Nasdaq: VSEC) reported today that the Company's Board of Directors has approved a two-for-one stock split and a post-stock split quarterly cash dividend of $0.06 per share.

The stock split will be effected in the form of a dividend of one share of VSE common stock (par value $.05 per share) on each share of VSE common stock held of record as of the close of business on July 20, 2016. VSE had 5,399,342 shares of common stock outstanding as of May 3, 2016. Upon consummation of the stock split, VSE is expected to have approximately 10,798,684 shares of common stock outstanding.

The cash dividend of $0.06 per share represents an increase of 9%, for an annual post-stock split dividend rate of $0.24 per share. The $0.06 per share dividend will be paid on August 3, 2016 to stockholders of record as of the close of business on July 20, 2016.

The declaration and amount of cash dividends after the payment of the $0.06 per share dividend on August 3, 2016 will remain subject to authorization by the Company's Board of Directors, and will depend on subsequent conditions, including the Company's earnings, financial condition, working capital requirements and other factors.
"We are pleased to announce the two-for-one stock split and thirteenth consecutive annual cash dividend increase for our stockholders," said Maurice "Mo" Gauthier, VSE CEO, President and COO. "This decision acknowledges our track record of providing our stockholders solid long-term returns and demonstrates our confidence in the Company's future."
About VSE
Established in 1959, VSE is a diversified products and services company providing logistics solutions with integrity, agility, and value. VSE is dedicated to making our federal and commercial clients successful by delivering innovative solutions for vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement, and program management, and providing energy, IT, and consulting services. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE's public filings with the Securities and Exchange Commission (SEC) for further information and analysis of VSE's financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management's discussion of short and long term business challenges and opportunities.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.